                            STOCK PURCHASE AGREEMENT

                  AGREEMENT dated as of October 1, 1998 (the "Agreement"), by and among Frontline Communications Corporation, a Delaware corporation having an address at One Blue Hill Plaza, Suite 1548, Pearl River, New York 10965 ("Frontline"); WOWFactor, Inc., a New Jersey corporation having an address at 41 Watchung Plaza, Suite 310, Montclair, New Jersey 07042 ("WOWFactor"); and each of the individuals set forth on Schedule 1, each a stockholder of WOWFactor (collectively, the "Stockholders").

                              W I T N E S S E T H :

                  WHEREAS, the Stockholders are the owners of all of the issued and outstanding shares of capital stock of WOWFactor (the "WOWFactor Stock"); and

                  WHEREAS, WOWFactor is in the business of promoting the goods and services of others through its online marketplace and services. WOWFactor provides traffic, tools and services required for ecommerce to merchants. WOWFactor also publishes advertisements and other content in this marketplace (the "Business"); and

                  WHEREAS, Frontline wishes to purchase all of the WOWFactor Stock from the Stockholders, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                  1.  Purchase and Sale of WOWFactor Stock.

                  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 8 hereof) the Stockholders shall sell, convey, assign, transfer and deliver to Frontline all of the WOWFactor Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever.

                  2.  Purchase Price

                  The purchase price for the purchase of the WOWFactor Stock by Frontline shall be, as follows:

                                    a)  Ten (10) shares of Series A Convertible
Preferred Stock of Frontline ("Series A Preferred"), convertible on July 15, 1999 into common stock, par value $.01 per share, of Frontline ("Frontline Common Stock") with an aggregate Market Value (as defined herein) of $1,000,000, to be delivered to the Stockholders in accordance with Schedule 2(b) on July 15, 1999.

For purposes of this Agreement, "market value" shall mean the average closing price of Frontline Common Stock on the Nasdaq SmallCap Market for the thirty
(30) trading days immediately prior to July 15, 1999; provided, however, that in no event shall the Series A Preferred be convertible into Frontline Common Stock aggregating more than 250,000 shares. The aggregate amount of shares of Frontline Common Stock to be issued upon conversion of the Series A Preferred Stock in accordance herewith shall be referred to herein collectively as the "Share Consideration."

                                    b)  Stock Options (the "Options") granted
pursuant to the terms and conditions of Frontline's 1997 Stock Option Plan, to be delivered to the Stockholders in accordance with Schedule 2(b) on July 15, 1999, as follows:

                                        (i)   to the extent that the Frontline
Common Stock has a Market Value on July 15, 1999 of less than $3.00 per share, Options to purchase up to 100,000 shares of Frontline Common Stock; or

                                        (ii)  to the extent that the Frontline
Common Stock has a Market Value on July 15, 1999 of less than $4.00 per share but greater than $3.00 per share, Options to purchase up to 50,000 shares of Frontline Common Stock.

                  3. Representations and Warranties as to WOWFactor. Each of the Stockholders and WOWFactor, jointly and severally, represents and warrants to Frontline as follows:

                     3.1 Organization, Standing and Power. WOWFactor is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full corporate power and corporate authority to
(i) own, lease and operate its properties, (ii) carry on the Business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by WOWFactor, or the conduct of the Business makes it necessary for WOWFactor to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a materially adverse effect on the Business or operations of WOWFactor. True and complete copies of the Certificate of Incorporation of WOWFactor and all amendments thereof, and of the By-Laws of WOWFactor, as amended to date, have heretofore been furnished to Frontline. WOWFactor's minute books made available to Frontline contain complete and accurate records of all meetings and other corporate actions of WOWFactor's stockholders and Board of Directors (including committees of its Board of Directors).

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                     3.2  Capitalization. The authorized capital stock of
WOWFactor consists of: 100 shares of common stock, no par value, (the "WOWFactor Common Stock"), all of which are outstanding. All of the WOWFactor Common Stock is duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2 sets forth a true and complete list of the holders of all outstanding shares of WOWFactor Common Stock, and the holders of all outstanding options and warrants issued by WOWFactor, which shares, options and warrants are held by them in the amounts set forth on Schedule 3.2. Except as contemplated by this Agreement and except as set forth on Schedule 3.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of WOWFactor or obligating WOWFactor to issue or sell any shares of capital stock of or other equity interests in WOWFactor. There is no personal liability, and there are no preemptive rights with regard to the capital stock of WOWFactor, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Except as set forth on
Schedule 3.2 and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of WOWFactor to (A) repurchase, redeem or otherwise acquire any shares of WOWFactor Common Stock (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of WOWFactor, or (D) issue or distribute to holders of any of the capital stock of WOWFactor any evidences of indebtedness or assets of WOWFactor. All of the outstanding securities of WOWFactor have been issued and sold by WOWFactor in full compliance with applicable federal and state securities laws.

                     3.3 Ownership of WOWFactor Common Stock. The Stockholders have good and marketable title to all of the issued and outstanding shares of WOWFactor Common Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever (the "Liens"), and on the Closing Date (as defined in Section 8 hereof) will own all of such WOWFactor Common Stock, free and clear of any and all Liens, including, but not limited to, any claims by any present or former stockholders of WOWFactor.

                     3.4  Interests in Other Entities.

                          (a)  Schedule 3.4 sets forth a true and complete list
of all direct or indirect subsidiaries ofWOWFactor, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by WOWFactor or another of WOWFactor's subsidiaries. Each such subsidiary is a duly organized corporation, validly existing and in good standing

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under the laws of the jurisdiction of its incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and has the requisite corporate power and authority and governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

                          (b)  None of the Stockholders (individually or
jointly) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that business engaged in by WOWFactor at the Closing Date (other than not more than one percent (1%) of the publicly-traded capital stock of corporations engaged in such business held solely for investment purposes); (i) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to that business engaged in by WOWFactor at the Closing Date; and (ii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or similar business to that business engaged in by WOWFactor at the Closing Date, or (B) to share any profits or capital investments or both from an entity engaged in the same or similar business to that business engaged in by WOWFactor at the Closing Date.

                     3.5 Authority. The execution and delivery by WOWFactor of this Agreement and of all of the agreements to be executed and delivered by WOWFactor pursuant hereto (collectively, the "WOWFactor Documents"), the performance by WOWFactor of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of WOWFactor (including, but not limited to, the unanimous consents of the Board of Directors of WOWFactor and of the Stockholders) and WOWFactor has all necessary corporate power and corporate authority with respect thereto. The Stockholders are individuals having all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered by either of them pursuant hereto (collectively, the "Shareholder Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement is, and when executed and delivered by WOWFactor and the Stockholders, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of WOWFactor and the Stockholders, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

                     3.6  Noncontravention.  Except as set forth on
Schedule 3.6, neither the execution and delivery by WOWFactor or the Stockholders of this Agreement or of any other WOWFactor Documents or Shareholder Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, ByLaws or other constituent documents of WOWFactor, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either or both of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets of WOWFactor (the "Assets") or the WOWFactor Common Stock, or (e) interfere with or otherwise adversely affect the ability of WOWFactor to carry on the Business after the Closing Date on substantially the same basis as is now conducted by WOWFactor.

                     3.7 Financial Statements. WOWFactor has heretofore delivered to Frontline (a) its financial statements consisting of the unaudited balance sheets for the last two fiscal years ended December 31, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for the two years then ended, and (b) its unaudited balance sheet at June 30, 1998 (the "Balance Sheet") statements of income, stockholders' equity and cash flows for the four months ended June 30, 1998 (collectively, the "WOWFactor Financial Statements"). The WOWFactor Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and present fairly the financial position of WOWFactor as at the dates thereof and the results of operations for the periods and the cash flow indicated. The books and records of WOWFactor are complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of WOWFactor as set forth in the WOWFactor Financial Statements.

                     3.8 Absence of Undisclosed Liabilities. WOWFactor has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the Balance Sheet, or (b) incurred in the ordinary course of business since June 30, 1998, or (c) in the case of other types of liabilities and obligations, expressly described in Schedule 3.8, or (d) incurred, consistent with past practice, in the ordinary course of business of WOWFactor (in the case of liabilities and obligations of the type referred to in clause (a) above).

                     3.9 Accounts Receivable. The accounts receivable which are reflected on the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts receivable, if any, reflected thereon, and are not subject to offsets other than in the ordinary course of business. The accounts receivable of WOWFactor which were added after June 30, 1998, are good and collectible in the ordinary course of business, less the amount of the allowance(s) for doubtful notes receivable, if any, reflected thereon (which allowances were established on a basis consistent with prior practice), and are not subject to offsets other than in the ordinary course of business. The intangible assets reflected on the Balance Sheet and thereafter added consist of items which have been written down to net realizable value or adequately reserved against on the books and records of WOWFactor.

                     3.10 Absence of Changes. Since June 30, 1998, there have not been (a) any adverse change (other than as is normal in the ordinary course of business) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of WOWFactor (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by WOWFactor of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the WOWFactor Common Stock, or
(d) any changes in the accounting principles or methods which are utilized by WOWFactor.

                     3.11 Litigation. Except as set forth in Schedule 3.11, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of WOWFactor and the Stockholders, threatened, against or relating to WOWFactor or the Stockholders, the transactions contemplated hereby or any of the Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to WOWFactor, this Agreement, the transactions contemplated, the Business or any of the Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of WOWFactor in any area, or the acquisition by WOWFactor of any properties, assets or businesses, or (b) otherwise adverse to the Business, any of the Assets or WOWFactor Common Stock.

                     3.12 No Violation of Law. WOWFactor is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to WOWFactor, the Business or any of the Assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations, the effect of which would be to materially adversely effect the Business, any of the Assets or the WOWFactor Common Stock.

                     3.13 Properties. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of WOWFactor are owned or leased by WOWFactor and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used. Schedule 3.13 sets forth all (a) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by WOWFactor, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by WOWFactor.

                     3.14 Intangibles/Inventions. Schedule 3.14 identifies (by a summary description) the Intangibles (as defined below) the ownership thereof and, if applicable, WOWFactor's authority for use of the same, which
Schedule is complete and correct and encompasses: (A) all United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by WOWFactor, and all applications therefor (collectively, the "Marks"), (B) all inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the Business (collectively, the "Inventions") and (C) all licenses and other agreements to which

WOWFactor is a party or otherwise bound which relate to any of the Intangibles or the Inventions or WOWFactor's use thereof in connection with the Business (collectively, the "Licenses, and together with the Marks and the Inventions, the "Intangibles"). Neither WOWFactor nor any of the Stockholders has knowledge that any violation(s) of the terms of any of the aforesaid licenses and/or agreements has occurred. Except as disclosed on Schedule 3.14, (A) WOWFactor owns or is authorized to use in connection with the Business all of the Intangibles; (B) no proceedings have been instituted, are pending, or to the best knowledge of the Stockholders, are threatened which challenge the rights of WOWFactor with respect to the Intangibles or its use thereof in connection with the Business and/or the Assets or the validity thereof and, there is no valid basis for any such proceedings; (C) neither WOWFactor's ownership of the Intangibles nor their use thereof in connection with the Business and/or the Assets violates any laws, statutes, ordinances or regulations, or, to the best knowledge of the Stockholders or WOWFactor, has at any time infringed upon or violated any rights of others, or is being infringed by others; (D) none of the Intangibles, or WOWFactor's use thereof in connection with the Business and/or the Assets is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance; and (E) WOWFactor has not granted any license to third parties with regard to its Intangibles.

                     3.15 Systems and Software. WOWFactor and its subsidiaries owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the businesses of WOWFactor and its subsidiaries as presently conducted (collectively, "Systems"). Each System owned or used by WOWFactor or its subsidiaries immediately prior to the Closing Date will be owned or available for use by WOWFactor or its subsidiaries on identical terms and conditions immediately subsequent to the Closing Date. With respect to each System owned by a third party and used by WOWFactor or its subsidiaries pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing Date; (c) no party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, and permit termination, modification or acceleration thereunder; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) neither WOWFactor nor its subsidiaries have granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; (f) to the best knowledge of the Stockholders and WOWFactor, WOWFactor's or its subsidiaries' use and continued use of such Systems does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

                     3.16 Tax Matters. WOWFactor has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on the Balance Sheet are adequate for all accrued and unpaid taxes of WOWFactor as of June 30, 1998, whether (i) incurred in respect of or measured by income of WOWFactor for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. WOWFactor has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. WOWFactor has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of the

Stockholders, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of WOWFactor have not been examined by the Internal Revenue Service ("the IRS"), nor has any state taxing authority examined any merchandise, personal property, sales or use tax returns of WOWFactor. As used herein, the term "Taxes" means all federal, state, county, local and other taxes and governmental assessments, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

                     3.17 Insurance. Schedule 3.17 is a complete and correct list and summary description of all contracts and policies of insurance relating to any of the Assets, the Business or the Stockholders in which WOWFactor is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by WOWFactor with respect to any such policy.

                     3.18 Banks; Powers of Attorney. Schedule 3.18 is a complete and correct list showing (a) the names of each bank in which WOWFactor has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from WOWFactor.

                     3.19 Employee Arrangements. Schedule 3.19 is a complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which WOWFactor is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of WOWFactor. Said Schedule also lists the names and compensation of all employees of WOWFactor whose earnings during the last fiscal year were $25,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the current fiscal year.

                     3.20 ERISA. Except as listed on Schedule 3.20, WOWFactor neither maintains nor is obligated to contribute to an "employee pension benefit plan" ("WOWFactor Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or WOWFactor's "welfare benefit plan" (collectively called "WOWFactor Welfare Plans") as such term is defined in Section 3(1) of ERISA.

                     3.21 Environmental Matters. WOWFactor has obtained and is in compliance with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws (as hereinafter defined). No asbestos in a friable condition, equipment containing polychlorinated biphenyls, leaking underground or above-ground storage tanks are contained in or located at any facility currently, or was contained or located at any facility previously owned, leased or controlled by WOWFactor. WOWFactor has not released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by WOWFactor, any Hazardous Substance (as hereinafter defined), and to the best of WOWFactor's knowledge, no third party has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by WOWFactor, and Hazardous Substances (as hereinafter defined). WOWFactor is in compliance with all applicable Environmental Laws. WOWFactor has fully disclosed to Frontline all past and present noncompliance with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals by it of any substance or waste regulated under or defined by Environmental Laws that have formed or could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws. WOWFactor has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of WOWFactor that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws. For purposes of this Section 2.22, (a) "Environmental Laws: mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to pollution or protection of the environment and (b) "Hazardous Substances" means any toxic, caustic or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous substance" as defined in 42 U.S.C. Section 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

                     3.22 Certain Business Matters.  Except as is set forth in
Schedule 3.22, (a) WOWFactor is not a party to or bound by any publishing, distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (b) WOWFactor has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of the Stockholders, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of WOWFactor, (d) the product and service warranties given by WOWFactor or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by WOWFactor to Frontline) entail no greater obligations than are customary in the Business, (e) neither WOWFactor nor the Stockholders is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to WOWFactor or the Stockholders, and (f) WOWFactor is not a party to or bound by any agreement in which any officer, director or stockholder of WOWFactor (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

                     3.23 Certain Contracts. Schedule 3.23 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which WOWFactor is a party or otherwise bound, except for (a) purchase orders from vendors or customers and (b) each of those which (i) were made in the ordinary course of business and (ii) either (A) are terminable by WOWFactor (and will be terminable by WOWFactor) without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by WOWFactor of $5,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the Business. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by WOWFactor to Frontline. Except as expressly stated on any of such Schedules, (1) each of the agreements listed on Schedule
3.23 is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder;
(2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; (3) none of them is materially burdensome to WOWFactor; and (4) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term.

                     3.24 Customers and Suppliers. WOWFactor has previously provided to Frontline a complete and correct list setting forth, as of June 30, 1998, (a) the 10 largest customers of the Business and the amount for which each such customer was invoiced, and (b) the 10 largest suppliers of the Business and the amount of goods and services purchased from each such supplier. There are no
(i) threatened cancellations by the aforesaid customers or suppliers with respect to the Business, (ii) outstanding disputes by such customers or suppliers with WOWFactor and the Business, or (iii) adverse changes in the business relationship between the Business and any such customer or supplier. Neither the Stockholders nor WOWFactor has reason to believe that the aforesaid suppliers and customers will not continue their respective relationships with the Business after the Closing Date on substantially the same basis as now exists.

                     3.25 Approvals/Consents.  Except as set forth on
Schedule 3.25, WOWFactor currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable pursuant to the transaction contemplated hereby without the payment of any penalty or the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. Schedule 3.25 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by the Stockholders to exist as of the date of this Agreement.

                     3.26 Information as to WOWFactor. None of the representations or warranties made by WOWFactor or the Stockholders in this Agreement is, or contained in any of the WOWFactor Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

                     3.27 Securities Act Representation. Each Stockholder is acquiring the Frontline Common Stock solely for investment purposes, with no intention of distributing or reselling any such stock or any interest therein. Each Stockholder is aware that the Frontline Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that neither the Frontline Common Stock nor any interest therein may be sold, pledged, or otherwise transferred unless the Frontline Common Stock is registered under the Securities Act or qualifies for an exemption under the Securities Act.

                     3.28 Guarantees. Schedule 3.28 hereto is a complete and accurate list and summary description of all written guarantees currently in effect heretofore issued by the Stockholders or WOWFactor to any bank or other lender in connection with any credit facilities extended by such creditors to WOWFactor or issued by the Stockholders in connection with any other contracts or agreements (collectively, the "Guarantees"), including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing and expected to be outstanding as of the Closing.

                  4. Representations and Warranties as to Frontline. Frontline represents and warrants to WOWFactor and the Stockholders, as follows:

                     4.1 Organization, Standing and Power. Frontline is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to
(i) own, lease and operate its properties, (ii) carry on its business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. To the best knowledge of Frontline, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by WOWFactor, or the conduct of the Business makes it necessary for WOWFactor to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a materially adverse effect on the Business or operations of WOWFactor. True and correct copies of the Certificate of Incorporation of Frontline, and all amendments thereto, and of the By-Laws of Frontline, as amended to date, have heretofore been furnished to WOWFactor.

                     4.2 Capitalization. The authorized capital stock of Frontline consists of 1,000,000 shares of preferred stock (none of which are outstanding at this time) and 10,000,000 shares of Frontline Common Stock, 3,016,480 shares of Frontline Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) [_______________] shares of Frontline Common Stock are issuable upon exercise of options and (iii) 2,460,000 shares of Frontline Common Stock are reserved for future issuance upon exercise of outstanding common stock purchase warrants.

                     4.3 Authority. The execution and delivery by Frontline of this Agreement and of each agreement to be executed and delivered by it pursuant hereto (collectively, the "Frontline Documents"), the performance by Frontline of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Frontline, and Frontline has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Frontline each other Frontline

Document will be, the valid and binding obligation of Frontline, in accordance with the respective terms thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

                     4.4 Stock Issuable in Transaction. The Frontline Stock issuable pursuant to the purchase price, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any Liens, except that such shares of Frontline Common Stock will be "restricted securities", as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act, and will be subject to restrictions on transfers pursuant to such rules and regulations.

                     4.5 Information as to Frontline. None of the representations or warranties made by Frontline in this Agreement, or contained in any of the Frontline Documents, to be executed and delivered hereto, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

                     4.6 Securities and Exchange Commission Filings; Financial Statements.

                          (a)  Frontline has filed on EDGAR all forms, reports,
statements and documents required to be filed with the Securities and Exchange Commission ("SEC") (collectively, the "SEC Reports"), each of which has complied in form in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. None of such reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by Frontline, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact.

                          (b)  Each of the consolidated financial statements
contained in the SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto) and each presents fairly, in all material respects, the financial position of Frontline as at the respective dates thereof and the results of its operations and cash flow position for the periods indicated.

                          (c)  Except as and to the extent set forth on the
balance sheet of Frontline [as at June 30, 1998,] including the notes thereto, Frontline does not have any liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since [June 30, 1998,] none of which would, individually or in the aggregate, have a material adverse effect on the financial condition, or results of the operations or cash flows of Frontline.

                     4.7 Noncontravention. Except as set forth in the SEC Reports, neither the execution and delivery by Frontline of this Agreement or of any other Frontline Documents to be executed and delivered by Frontline, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by Frontline any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws or other constituent documents of Frontline, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Frontline, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Frontline is a party or by it or any of its assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Frontline, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon the Series A Preferred or Frontline Common Stock, or (e) interfere with or otherwise adversely affect the ability of Frontline to carry on its business after the Closing Date on substantially the same basis as is now conducted by Frontline.

                     4.8 Absence of Changes. Since June 30, 1998, there have not been (a) any adverse change (other than as is normal in the ordinary course of business) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of Frontline (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by Frontline of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the Frontline Common Stock, or
(d) any changes in the accounting principles or methods which are utilized by Frontline.

                     4.9 Litigation. Except as set forth in Schedule 4.9, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of Frontline, threatened, against or relating to Frontline, the transactions contemplated hereby or any of the assets of Frontline. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Frontline, this Agreement, the transactions contemplated, the business operations or any of the assets of Frontline, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of Frontline in any area, or the acquisition by Frontline of any properties, assets or businesses, or (b) otherwise adverse to the business operations or any of the assets of Frontline or the Frontline Common Stock.

                     4.10 No Violation of Law. Frontline is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Frontline, its business operations or any of its assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations, the effect of which would be to materially adversely effect the business operations or any of the assets of Frontline or the Frontline Common Stock.

                     4.11 Tax Matters. Frontline has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on the consolidated financial statements contained in the SEC Reports are adequate for all accrued and unpaid taxes of Frontline as of [June 30, 1998,] whether (i) incurred in respect of or measured by income of Frontline for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. Frontline has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Frontline has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of Frontline, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of Frontline have not been examined by the Internal Revenue Service ("the IRS"), nor has any state taxing authority examined any merchandise, personal property, sales or use tax returns of WOWFactor.

                  5. Indemnification.

                     5.1  Indemnification by the Stockholders.

                          a)  Subject to subparagraph (b) hereof, each of the
Stockholders, jointly and severally, hereby indemnifies and agrees to defend and hold harmless Frontline from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which Frontline may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any misrepresentation of a material fact contained in any representation of WOWFactor and/or the Stockholders contained in, or the breach by WOWFactor or the Stockholders of any warranty or covenant made by any one or all of them in, any WOWFactor Document and/or any Shareholder Document or (ii) any finder's or broker's fees, commissions or like payments, owing or allegedly owing to LePercq, deNeuflize, & Co., Inc. The foregoing indemnification provisions shall also apply to direct claims by Frontline against the Stockholders, which direct claims are finally resolved in favor of Frontline.

                          b)  In no event, however, (i) shall the obligation of
the Minority Stockholders (as defined in Schedule 2(b) hereof) to indemnify Frontline exceed their respective pro rata share of the Share Consideration or
(ii) shall the obligation of the Majority Stockholders (as defined in Schedule 2(b) hereof) to indemnify Frontline exceed the greater of (1) the aggregate of the Market Value of the Share Consideration or (2) $1,000,000.

                     5.2 Indemnification by Frontline. Frontline indemnifies and agrees to defend and hold harmless each of WOWFactor (before the Closing
Date) and the Stockholders from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or he may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in any representation of Frontline contained in, or the breach by Frontline of any warranty or covenant made by it in any Frontline Document. The foregoing indemnification shall also apply to direct claims by WOWFactor or the Stockholders against Frontline, which direct claims are finally resolved in favor of WOWFactor or the Stockholders, as the case may be.

                     5.3 Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 5.1 or 5.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

                     5.4 Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

                  6. Covenants

                     6.1  Confidentiality.

                          (a)  The parties hereto hereby agree that all
confidential information of a party to which the other parties hereto obtain access shall be deemed "confidential information." As used in this Section, the term "Confidential Information" shall mean any and all information (verbal and written) relating to the Business, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; sources; machinery and equipment; technology; research, test procedures and results; customers and prospects; marketing; and selling and servicing;

                          (b)  After the Closing Date each of the Stockholders
agrees not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

                     6.2  Noncompete Covenant.

                          (a)  In addition to any restrictive covenants
contained in the Employment Agreement, Margaret McGillin hereby agrees after the Closing Date not to, until the second anniversary of the Closing Date directly or indirectly (A) engage or become interested in any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) engaged in any business then engaged in by Frontline or WOWFactor in any of the areas in which Frontline or WOWFactor then conducts business, other than ownership, directly or indirectly, of record or beneficially, of not more than one percent (1%) of the publicly-traded capital stock held solely for investment purposes of any other corporation engaged in the same or similar business to that business engaged in by Frontline or WOWFactor or (B) take any other action which constitutes an interference with or a disruption of WOWFactor's operation of the Business or WOWFactor's use, ownership and enjoyment of the Assets.

                          (b)  For purposes of clarification, but not
of limitation, each Stockholder acknowledges and agrees that the provisions of subsection 6.2 above shall serve as a prohibition against him, during the period described therein, directly or indirectly, hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of the Business to discontinue or alter his or its relationship with the Business.

                          (c)  The parties hereto hereby acknowledge and agree
that (i) Frontline would be irreparably injured in the event of a breach by any of the Stockholders of any of their obligations under this Section 6, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) WOWFactor and/or Frontline shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which Stockholders may have against Frontline, whether under this Agreement or otherwise, shall not be a defense to the enforcement by WOWFactor and/or Frontline of any of the rights under this Section 6.

                          (d)  It is the intent of the parties hereto that the
covenants contained in this Agreement shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (the Stockholders hereby acknowledge that said restrictions are reasonably necessary for the protection of Frontline). Accordingly, it is hereby agreed that if any one or more of the provisions of
Section 6 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

                          (e)  The provisions of this Section 6.2 shall be in
addition to, and not in lieu of, any other obligations with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise, including, but not limited to, any obligations which may be contained in any employment or consulting agreements between WOWFactor and the Stockholders.

                     6.3  Cooperation/Further Assurances.

                          (a)  Each of the parties hereto hereby agrees (i) to
fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents and (ii) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

                          (b)  WOWFactor hereby further agrees to make
available, at Frontline's request, personnel to provide reasonable assistance, without compensation, in the orderly transfer of customer accounts from WOWFactor to Frontline, including without limitation administrative services with respect to billing.

                     6.4 Broker. Each of Frontline, WOWFactor, and the Stockholders represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments. Notwithstanding any of the foregoing, it is hereby acknowledged that LePercq, deNeuflize, & Co., Inc. has acted as a financial advisor to WOWFactor and the Stockholders in connection with this transaction, and shall, in consideration of its services, be entitled to receive from the Stockholders a percentage of the Frontline Common Shares issued to the Stockholders upon the conversion of the Series A Preferred.

                     6.5 Registration Rights Agreement. Frontline and Stockholders shall enter into a registration rights agreement substantially in the form of Exhibit A hereto (the "Registration Rights Agreement"), whereby Frontline would grant the Stockholders certain "piggyback" registration rights with respect to the Share Consideration.

                     6.6 Employment Agreement. WOWFactor shall execute an employment agreement with Margaret M. McGillin ("McGillin") substantially in the form of Exhibit B hereto (the "Employment Agreement"), upon on terms and conditions acceptable to Frontline and WOWFactor.

                     6.7 Post-Closing Audit. WOWFactor and each of the Stockholders agree to make all information available to, and to cooperate fully with, Frontline and its accountants, legal counsel or other authorized representatives, with respect to the preparation and submission, at Frontline's cost, of audited financial statements for WOWFactor, in accordance with GAAP and Regulation S-X, as may be required by any government or regulatory agency following the transactions contemplated hereby.

                     6.8 Financing. The parties intend that Frontline shall from time to time provide advances to WOWFactor, in accordance with the Business Plan (as defined below), up to $500,000 in cash with respect to the working capital and the investments in property and equipment of WOWFactor, provided that WOWFactor achieves certain projected revenues and profits in its business operations, as set forth in the Business Plan attached as Exhibit C hereto, as a precondition to any such advance.

Notwithstanding the foregoing, all requests by WOWFactor for advances of funds in excess of $50,000 must be approved by the board of directors of Frontline at the time of the request.

                     6.9 Consents and Approvals. WOWFactor and/or the Stockholders, as the case may be, shall obtain all consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required to perform their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in Frontline's reasonable judgment are necessary to continue unimpaired, subsequent to the Closing Date, any rights in and to the Assets and/or the Business which could be impaired by the consummation of this transaction, shall have been duly obtained and shall be in full force and effect (collectively, the "Consents").

                     6.10 Section 338(h)(10) Election. To the extent that the Stockholders are eligible to make an election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any corresponding election available under state or local tax law provisions of each state in which the Stockholders file an income or franchise tax return, with respect to the sale and purchase of the Frontline Common Stock, Frontline and the Stockholders shall take all steps necessary to make a timely election under Sections 338(g) and 338(h)(10) of the Code and any comparable election under state, local or foreign tax law (collectively, the "Section 338(h)(10) Election") with respect to the transaction contemplated in this Agreement. The Stockholders shall pay all taxes attributable to the making of the Section 338(h)(10) Election. In particular and not by way of limitation, in order to effect the Section 338(h)(10) Election, Frontline and the Stockholders shall jointly execute all necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations.

                  7. Conditions of Closing. [Intentionally omitted]

                  8. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Tenzer Greenblatt LLP as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Section 7 but in no event later than October 2, 1998 (the "Closing Date"); or such later date as shall have been fixed by a written instrument signed by the parties.

                     8.1 Deliveries by Frontline at the Closing. Except as otherwise provided, at the Closing, Frontline shall deliver the following:

                          (a)  stock certificate(s), representing the Share
Consideration registered in the names of the Stockholders, deliverable on July 15, 1999;

                          (b)  Options, if any, in the names of the
Stockholders, deliverable on July 15, 1999;

                          (c)  copies of (A) resolutions adopted by the Board of
Directors of Frontline authorizing Frontline to execute and deliver the Frontline Documents to which it is a party and to perform its obligations thereunder, upon the terms and subject to the conditions set forth therein, duly certified by the Secretary or Assistant Secretary of Frontline;

                          (d)  certificates of the Secretary or Assistant
Secretary of Frontline certifying as to the incumbency and specimen signatures of the officers of Frontline executing the Frontline Documents on behalf of such corporation;

                          (e)  certificates executed by an authorized officer of
Frontline, to the effect that all the representations and warranties of Frontline are true and complete in all material respects, that all covenants to be performed by Frontline at or as of the Closing have been performed in all material respects and that the performance of all covenants to be performed by WOWFactor or the Stockholders at or as of the Closing have been waived or satisfied in all material respects;

                          (f)  an opinion of Tenzer Greenblatt LLP, counsel for
Frontline, dated as of the Closing Date, in substantially the form of Exhibit D hereto; and

                          (g)  the Registration Rights Agreement duly executed
by Frontline.

                     8.2 Deliveries by WOWFactor and/or the Stockholders at the Closing. At the Closing, WOWFactor and/or the Stockholders, as applicable, shall deliver to Frontline, the following:

                          (a)  stock certificate(s) representing the WOWFactor
Common Stock, duly executed by the Stockholders;

                          (b)  a copy of the resolutions of the Board of
Directors of WOWFactor, and the written consent of the Stockholders, authorizing WOWFactor to execute and deliver the WOWFactor Documents, to perform its obligations thereunder and to consummate the transaction contemplated in this Agreement, duly certified by the Secretary or assistant Secretary of WOWFactor;

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


                          (c)  certificates of the Secretary or Assistant
Secretary of WOWFactor certifying as to the incumbency and specimen signatures of the officers of WOWFactor executing the WOWFactor Documents on behalf of such corporation;

                          (d)  certificates executed by an authorized officer of
WOWFactor and each of the Stockholders, to the effect that their respective representations and warranties are true and complete in all material respects, that the respective covenants to be performed by WOWFactor and the Stockholders, as applicable, at or as of the Closing have been performed in all material respects and that performance of all covenants to be performed by Frontline at or as of the Closing have been waived or satisfied in all material respects;

                          (e)  opinion of Reed Smith Shaw & McClay, LLP, counsel
for WOWFactor and the Stockholders, dated the Closing Date, in substantially the form of Exhibit E hereto;

                          (f)  financial statements with respect to WOWFactors
as at the Closing Date, prepared by WOWFactor's accountants in accordance with GAAP, evidencing that WOWFactor's indebtedness at the Closing Date is not in excess of $78,000;

                          (g)  assignments with respect to any Intangibles
necessary to the Business but not held in the name of WOWFactor;

                          (h)  any and all Consents;

                          (i)  the Employment Agreement, duly executed by
McGillin; and

                          (j)  the Registration Rights Agreement duly executed
by the Stockholders.

                     8.3 Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

                  9. Survival of Representations and Warranties.

                  Each of the parties hereto hereby agrees that: (i) representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto with respect to tax matters, environmental compliance and ERISA matters shall survive the respective statutes of limitations for such matters; and (ii) all other representations or warranties made herein shall survive the Closing Date for a period of (y) one (1) year after the Closing Date with respect to representations and warranties made by the

Majority Stockholders and (z) six (6) months with respect to representations and warranties made by the Minority Stockholders.

                 10. General Provisions.

                     10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to Frontline:                    Frontline Communications Corp.
                                    One Blue Hill Plaza
                                    Suite 1548
                                    Pearl River, New York 10965
                                    Attn:  Stephen J. Cole-Hatchard

with a copy to:                     Tenzer Greenblatt LLP
                                    405 Lexington Avenue
                                    New York, New York 10174
                                    Attn:  Kenneth Selterman, Esq.

If to WOWFactor or
the Stockholders:                   WOWFactor, Inc.
                                    41 Watchung Plaza
                                    Suite 310
                                    Montclair, New Jersey 07042
                                    Attn:  Margaret McGillin

with a copy to:                     Reed Smith Shaw & McClay
                                    Princeton Forrestal Village
                                    136 Main Street, Suite 250
                                    Princeton, New Jersey 08540
                                    Attn:  Michael P. Weiner, Esq.

                     10.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

                     10.3 Fees and Expenses. Frontline, on the one hand, and the Stockholders, on the other hand, shall bear their own expenses in connection with the transactions contemplated hereby.

                     10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                     10.5 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                     10.6 Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                     10.7 No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void. Notwithstanding the foregoing, in the event of the death of any of the Stockholders prior to July 15, 1999, the estate of the deceased Stockholder shall succeed to all of such deceased Stockholder's rights to receive the Share Consideration, and cash, if any, as described in Section 2(b) above.

                     10.8 Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                     10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. Each of Frontline, WOWFactor and the Stockholders hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States located in the County of New York, State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

                     10.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                    [END OF PAGE - SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, each of Frontline and WOWFactor, by their respective officers thereunto duly authorized, and the Stockholders, individually, have caused this Agreement to be executed as of the date first written above.

                               FRONTLINE COMMUNICATIONS CORP.


                               By:/s/ Stephen J. Cole-Hatchard
                                  ----------------------------------------------
                                      Name: Stephen J. Cole-Hatchard
                                      Title: President/CEO

                               WOWFactor, Inc.


                               By:/s/ Margaret M. McGillin
                                  ----------------------------------------------
                                      Name: Margaret M. McGillin
                                      Title: President


Majority Stockholders:                /s/Margaret McGillin
                                      ------------------------------------------
                                      MARGARET McGILLIN
                                      ------------------------------------------

                                      /s/Kathleen Valkovic
                                      ------------------------------------------
                                      KATHLEEN VALKOVIC

                                      /s/ Eleanor McGillin
                                      ------------------------------------------
                                      ELEANOR McGILLIN

                                      /s/ Patrick Murphy
                                      ------------------------------------------
                                      PATRICK MURPHY


Minority Stockholders:                /s/ Heather Murray
                                      ------------------------------------------
                                      HEATHER KOROSTOFF MURRAY

                                      /s/ Rosemary Murphy
                                      ------------------------------------------
                                      ROSEMARY MURPHY

                                      /s/ Gregory Hill
                                      ------------------------------------------
                                      GREGORY HILL

                                      /s/ Chuck Ogle
                                      ------------------------------------------
                                      CHUCK OGLE

                                      /s/ Brian McGillin
                                      ------------------------------------------
                                      BRIAN McGILLIN

                                      /s/ Patricia Slaby
                                      ------------------------------------------
                                      PATRICIA SLABY